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                                                                   EXHIBIT 10.20

                              SEVERANCE AGREEMENT

     AGREEMENT, dated as of February   , 2000, between HEALTHCARE RECOVERIES,
INC. (including all of its subsidiaries, the "Company") and                (the
"Employee").

                                  WITNESSETH:

     WHEREAS, the Employee is a key employee of the Company; and

     WHEREAS, the Company desires to provide the Employee with severance benefits under the conditions set forth in this Agreement;

     NOW, THEREFORE, the Company and the Employee agree as follows:

     1. Term of Agreement

     The rights of the Employee under this Agreement shall commence as of the date hereof, and shall terminate upon the earlier of (i) the voluntary termination of the Employee's employment with the Company or (ii) the date one year after written notice is given by the Company to the Employee of termination of the Employee's rights under this Agreement (the period during which this Agreement is in effect being hereinafter referred to as the "Term").

     2. Payments

          2.1 If there is a Termination, as defined in Section 2.2, with regard to the Employee, (i) the Company will pay to the Employee within 20 business days after the day on which the Termination occurs, a lump sum equal to the Employee's current annual base salary (the "Severance Amount") and (ii) for a period of 12 months after the date of termination, the Company shall continue to pay, or reimburse the Employee for, the Company-paid portion of medical premiums under the Company's group health plan that would apply to the Employee had he not terminated, provided that the Employee makes a timely election of such continuation coverage under COBRA; provided, however, that the Employee shall not be entitled to payment of the Severance Amount upon a Termination if upon that Termination the Employee is entitled to a severance or similar payment under any other agreement with the Company including without limitation the Change-in-Control Agreement, dated the same date as this Agreement, between the Employee and the Company (the "CIC Agreement"); further provided, however, that in such event the Employee nonetheless shall continue to be bound by the provisions of Sections 3, 4, 5, 6, 7, 8 and 9. The Company's obligation to pay the Severance Amount, to the extent accrued prior to the expiration of the Term, shall survive the expiration of the Term.

          2.2 There will be a "Termination" with regard to the Employee if the Company terminates the Employee's employment during the Term other than for "Cause."

          "Cause" means the occurrence of any of the following:

             (i) the Employee materially breaches the provisions of this Agreement or any other employment-related agreement between the Employee and the Company, and the Employee fails to cure such breach within ten days after the Employee's receipt from the Company of written notice of such breach, which notice shall describe in reasonable detail the Company's belief that the Employee is in breach (notwithstanding the foregoing, no cure period shall be applicable to breaches by the Employee of the provisions of Section 3, 4, 5, 6, 7 or 8 of this Agreement);

             (ii) the Employee commits any other act in bad faith materially detrimental to the business or reputation of the Company;

             (iii) the Employee intentionally engages in dishonest or illegal activities or commits or is convicted of (or pleads nolo contendere to) any crime involving fraud, deceit or moral turpitude; or
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             (iv) the Employee dies or becomes mentally or physically
        incapacitated or disabled so as to be unable to perform the Employee's duties, whether under the terms of any employment agreement between the Company and the Employee or otherwise. Without limiting the generality of the foregoing, the Employee's inability adequately to perform services as described in the preceding sentence for a period of 60 consecutive days will be conclusive evidence of such mental or physical incapacity or disability, unless such inability adequately to perform services is pursuant to a mental or physical incapacity or disability covered by the Family Medical Leave Act, in which case such 60-day period shall be extended to a 120-day period.

     3. Non-Disclosure of Proprietary Information

          3.1 The Employee recognizes and acknowledges that the Trade Secrets and Confidential Information of the Company and its affiliates and all physical embodiments of the same (as they may exist from time-to-time, collectively, the "Proprietary Information") are valuable, special and unique assets of the Company's and its affiliates' businesses. The Employee further acknowledges that access to such Proprietary Information is essential to the performance of the Employee's duties under this Agreement. Therefore, in order to obtain access to such Proprietary Information, the Employee agrees that the Employee shall hold in confidence all Proprietary Information and will not reproduce, use, distribute, disclose, publish or otherwise disseminate any Proprietary Information, in whole or in part, and will take no action causing, or fail to take any action necessary to prevent causing, any Proprietary Information to lose its character as Proprietary Information, nor will the Employee make use of any such information for the Employee's own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances.

          3.2 For purposes of this Agreement, the term "Trade Secrets" means the whole or any portion of any scientific or technical or other information, design, process, procedure, formula, computer software product, documentation or improvement relating to the Company's or its affiliates' businesses which (i) derives economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. The term "Confidential Information" means any and all data and information relating to the Company's or its affiliates' "Business," other than Trade Secrets, (x) which has value to the Company or its affiliates; (y) is not generally known by its competitors or the public; and (z) is treated as confidential by the Company or its affiliates. The term "Business" means the provision of subrogation and related recovery services, hospital bill auditing, contract compliance review, identification of certain other healthcare-related payments and cost management consulting for healthcare payors, including health maintenance organizations, indemnity insurers, Blue Cross and Blue Shield organizations, third-party administrators, self-funded employee health and welfare benefit plans, and provider hospital organizations. The provisions of this Section 3 will apply during the Employee's employment by the Company and for a two-year period thereafter with respect to Confidential Information, and during the Employee's employment by the Company and at any and all times thereafter with respect to Trade Secrets. These restrictions will not apply to any Proprietary Information which is in the public domain provided that the Employee was not responsible, directly or indirectly, for such Proprietary Information entering the public domain without the Company's consent. This Section 3, together with Sections 4, 5, 6, 7, 8 and 9 of this Agreement, shall survive termination of this Agreement.

     4. Non-Competition Covenant

          4.1 During the Employee's employment by the Company and for a period of two years following any termination of the Employee's employment for whatever reason, the Employee will not, directly or indirectly, on the Employee's own behalf or in the service of or on behalf of any other individual or entity, compete with the Company within the Geographical Area (as defined). The term "compete" means to engage in, have any equity or profit interest in, make any loan to or for the benefit of, or render any services of any kind to, directly or indirectly, on the Employee's own behalf or in the service of or on behalf of any other individual or entity, either as a proprietor, employee, agent, independent contractor,
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     consultant, director, officer, partner or stockholder (other than a stockholder of a corporation listed on a national securities exchange or whose stock is regularly traded in the over-the-counter market, provided that the Employee at no time owns, directly or indirectly, in excess of one percent of the outstanding stock of any class of any such corporation) any business which provides Business services. For purposes of this Agreement, the term "Geographic Area" means the territory located within a seventy-five mile radius of each facility for which the Employee has management responsibility during the Employee's employment with the Company.

          4.2 Non-Interference. During the Employee's employment by the Company and for a period of two years following the termination of the Employee's employment for whatever reason, the Employee will not, directly or indirectly, on the Employee's own behalf or in the service of or on behalf of any other individual or entity, interfere with, disrupt, or attempt to disrupt the past, present or prospective relationships, contractual or otherwise, between the Company and any supplier, consultant, or client of the Company with whom the Employee had material contact during the Employee's employment by the Company. The term "prospective relationship" is defined as any relationship where the Company has actively sought an individual or entity as a prospective supplier, consultant, or client.

          4.3 Non-Solicitation of Clients Covenant. The Employee agrees that during the Employee's employment by the Company and for a period of two years following the termination of the Employee's employment for whatever reason, the Employee will not, directly or indirectly, on the Employee's own behalf or in the service of or on behalf of any other individual or entity, divert, solicit or attempt to solicit or accept business from any individual or entity (i) who is a client of the Company at any time during the six-month period prior to the Employee's termination of employment with the Company ("Client"), or was actively sought by the Company as a prospective client, and (ii) with whom the Employee had material contact while employed by the Company to provide Business services to such Clients or prospects. The Employee further agrees that during the Employee's employment by the Company and for a period of two years following the termination of the Employee's employment for whatever reason in accordance with this Agreement, the Employee will not, directly or indirectly, as an employee, independent contractor, agent or in any other capacity, be employed by any Client:

             a. which received Business services from the Employee, or with which the Employee otherwise had material contact while employed by the Company; or

             b. which received Business services from any employee or officer of the Company over which the Employee had management responsibility;

             in either case to provide, directly or indirectly, Business services.

          4.4 Construction. The parties agree that any judicial authority construing all or any portion of this Section 4 or Section 5 will be empowered to sever any portion of the Geographical Area, client base, prospective relationship or prospect list or any prohibited business activity from the coverage of such Section and to apply the provisions of such Section to the remaining portion of the Geographical Area, the client base or the prospective relationship or prospect list, or the remaining business activities not so severed by such judicial authority. In addition, it is the intent of the parties that the judicial authority replace each such severed provision with a provision as similar in terms to such severed provision as may be possible and be legal, valid and enforceable. It is the intent of the parties that Sections 4 and 5 be enforced to the maximum extent permitted by law. If any provision of either such Section is determined not to be specifically enforceable, the Company shall nevertheless be entitled to bring an action to seek to recover monetary damages as a result of the breach of such provision by the Employee.

     5. Non-Solicitation of Employees Covenant

          5.1 The Employee agrees and represents that during the Employee's employment by the Company and for a period of two years following any termination of the Employee's employment for whatever reason, the Employee will not, directly or indirectly, on the Employee's own behalf or in the service of, or on behalf of any other individual or entity, divert, solicit or hire away, or attempt to divert, solicit or hire away, to or for any individual or entity which is engaged in providing Business services, (i) any person
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     employed by the Company or (ii) any person who has left the employment of the Company within the one-year period which follows the termination of such employee's employment with the Company, in either case, whether or not such employee is or was a full-time employee or temporary employee of the Company, whether or not such employee is or was employed pursuant to a written agreement and whether or not such employee is or was employed for a determined period or at will.

     6. Existing Restrictive Covenants

          6.1 The Employee represents and warrants that the Employee's employment with the Company does not and will not breach any agreement which the Employee has with any former employer to keep in confidence confidential information or not to compete with any such former employer. The Employee will not disclose to the Company or use on its behalf any confidential information of any other party required to be kept confidential by the Employee.

     7. Return of Confidential Information

          7.1 The Employee acknowledges that as a result of the Employee's employment with the Company, the Employee may come into the possession and control of Proprietary Information, such as proprietary documents, drawings, specifications, manuals, notes, computer programs, or other proprietary material. The Employee acknowledges, warrants and agrees that the Employee will return to the Company all such items and any copies or excerpts thereof, and any other properties, files or documents obtained as a result of the Employee's employment with the Company, immediately upon the termination of the Employee's employment with the Company.

     8. Proprietary Rights

          8.1 During the course of the Employee's employment with the Company, the Employee may make, develop or conceive of useful processes, machines, compositions of matter, computer software, algorithms, works of authorship expressing any such algorithm, or any other discovery, idea, concept, document or improvement which relates to or is useful to the Company's Business (the "Inventions"), whether or not subject to copyright or patent protection, and which may or may not be considered Proprietary Information. The Employee acknowledges that all such Inventions will be "works made for hire" under United States copyright law and will remain the sole and exclusive property of the Company. The Employee assigns and agrees to assign to the Company, in perpetuity, all right, title and interest the Employee may have in and to such Inventions, including without limitations all copyrights, and the right to apply for any form of patent, utility model, industrial design or similar proprietary right recognized by any state, country or jurisdiction. The Employee further agrees, at the Company's request and expense, to do all things and sign all documents or instruments necessary, in the opinion of the Company, to eliminate any ambiguity as to the ownership of, and rights of the Company to, such Inventions, including filing copyright and patent registrations and defending and enforcing in litigation or otherwise all such rights.

          8.2 The Employee will not be obligated to assign to the Company any Invention made by the Employee while in the Company's employ which does not relate to any business or activity in which the Company is or may reasonably be expected to become engaged, except that the Employee is so obligated if the same relates to or is based on Proprietary Information to which the Employee will have had access during and by virtue of the Employee's employment or which arises out of work assigned to the Employee by the Company. The Employee will not be obligated to assign any Invention which may be wholly conceived by the Employee after the Employee leaves the employ of the Company, except that the Employee is so obligated if such Invention involves the utilization of Proprietary Information obtained while in the employ of the Company. The Employee is not obligated to assign any Invention which relates to or would be useful in any business or activities in which the Company is engaged if such Invention was conceived and reduced to practice by the Employee prior to the Employee's employment with the Company, and if such Invention is listed on the attached Exhibit A.
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     9. Remedies

          9.1 The Employee agrees and acknowledges that the violation of any of the covenants or agreements contained in Section 3, 4, 5, 6, 7 and 8 of this Agreement would cause irreparable injury to the Company, that the remedy at law for any such violation or threatened violation thereof would be inadequate, and that the Company will be entitled, in addition to any other remedy, to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages.

     10. Excise Tax Limitation

          10.1 Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the "Total Payments") would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the payments due hereunder shall be reduced, prior to reduction of Total Payments under any other agreement or program, such that the Employee shall be entitled to receive Total Payments not to exceed 2.99 times the Employee's applicable "base amount" under Section 280G of the Code.

     11. General Provisions

          11.1 Nothing contained herein shall limit the right of the Company or the Employee to terminate or alter the terms of the Employee's employment prior to a Termination.

          11.2 If any provisions of this Agreement are determined to be invalid, the remaining provisions will remain in full force and effect to the fullest extent permitted by law.

          11.3 This Agreement will be binding upon and inure to the benefit of the Company and any successor of the Company, including any corporation which acquires (by merger, consolidation or otherwise) all or substantially all the assets of the Company (which successor, after it acquires all or substantially all the assets of the Company, will be the "Company" for the purposes of this Agreement). This Agreement will be binding upon and inure to the benefit of (and be enforceable by) the Employee and, after the Employee dies or is determined not to be competent, the Employee's executors or other legal representatives.

          11.4 The Employee will be entitled to the payments specified in
     Section 2 without regard to whether the Employee seeks or obtains other employment after a Termination and without reduction for any compensation received from other employment after the Termination.

          11.5 Any notices or other communications under or relating to this Agreement must be in writing and will be deemed given on the day on which it is delivered in person or by overnight courier service or sent by facsimile transmission (with a confirmation from the sending facsimile machine indicating receipt at the number to which sent), or on the third business day after the day on which it is sent from within the United States of America by first class mail, addressed (i) if to the Company or its Board of Directors, at the principal offices of the Company, attention General Counsel and (ii) if to the Employee, to the Employee's office or to the Employee's home address as shown on the personnel records of the Company, or at such other address as is specified by the Employee to the Company after the date of this Agreement in the manner provided in this Section.

          11.6 This Agreement and the CIC Agreement together contain the entire agreement of the parties with respect to the subject matter of this Agreement and supersede all prior employment agreements and other agreements and understandings with respect to that subject matter, whether oral or written. This Agreement may be amended only by a writing signed by the Company, with the approval of its Board of Directors, and the Employee.

          11.7 The Company may withhold from payments it is required to make under this Agreement and from other payments of compensation to the
     Employee all sums, including taxes, which the Company determines it is required by law to withhold because of payments made under this Agreement.
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          11.8 This Agreement will be governed by, and construed under, the laws of the State of Delaware applicable to contracts made and to be performed in that state.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year shown on the first page.

                                          HEALTHCARE RECOVERIES, INC.

                                          By:
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                                                   Patrick B. McGinnis
                                          President and Chief Executive Officer

                                          --------------------------------------
                                                        [Employee]